EXHIBIT 99.1

FOR IMMEDIATE RELEASE
April 22, 2014
Contact: Investor Inquiries:
Casey Farrell, ViewPoint Financial Group, Inc.
972-801-5871/shareholderrelations@viewpointfinancialgroup.com

Media Inquiries:
Mary Rische, ViewPoint Bank
972-509-2020 Ex. 7331/mary.rische@viewpointbank.com

ViewPoint Financial Group, Inc. Reports First Quarter 2014 Earnings
Commercial Loan Growth Continues;
Record High Non-Interest-Bearing Demand Deposits

PLANO, Texas, April 22, 2014 -- ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, N.A. (the “Bank”), today announced net income of $7.7 million for the quarter ended March 31, 2014, an increase of $438,000, or 6.0%, from the quarter ended December 31, 2013. Compared to the first quarter of 2013, net income decreased by $376,000, or 4.7%. Basic and diluted earnings per share for the quarter ended March 31, 2014, was $0.20, up $0.01 from the linked quarter and down $0.01 from the quarter ended March 31, 2013. Core basic and diluted earnings per share for the quarter ended March 31, 2014, was $0.21, up $0.01 from the quarter ended March 31, 2013, and unchanged from the linked quarter. Please see the table labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document to find a reconciliation of earnings per share calculated per generally accepted accounting principles ("GAAP") to core (non-GAAP) earnings per share.

In November 2013, the Company announced that it had entered into a definitive agreement under which LegacyTexas Group, Inc. ("LegacyTexas") will merge into the Company and, immediately thereafter, the Company's bank subsidiary, ViewPoint Bank, N.A., will merge into LegacyTexas' subsidiary bank, LegacyTexas Bank. The merger will result in one of the largest independent banks in the state of Texas, with 51 branches and pro forma assets of over $5 billion. Under the terms of the merger agreement, the Company will issue approximately 7.85 million shares of its common stock plus approximately $115 million in cash for all of the outstanding stock of LegacyTexas. Each LegacyTexas shareholder will have the right to elect to receive either Company stock or cash, subject to proration as specified in the merger agreement. The transaction is expected to close in the second quarter of 2014.

First Quarter 2014 Performance Highlights

•
Loans held for investment, excluding Warehouse Purchase Program loans, grew $157.7 million, or 7.7%, from December 31, 2013, with commercial loans increasing by $137.9 million, or 8.8%, to $1.70 billion at March 31, 2014.

•	Non-interest-bearing demand deposits increased to a record high of $434.5 million at March 31, 2014, an increase of $23.5 million on a linked quarter basis and $41.7 million year over year.

•
Net interest margin increased nine basis points year over year to 3.73%, while the cost of deposits decreased ten basis points year over year, from 0.45% for the first quarter of 2013 to 0.35% for the first quarter of 2014.

•	Non-performing loans remained low at $22.8 million at March 31, 2014, down $4.9 million year over year.

“The investments we made last year in our commercial lending talent and infrastructure continues to pay off,” said President and CEO Kevin Hanigan. “We once again posted impressive commercial loan growth. In addition, our non-interest bearing demand deposits increased to a record high of $434.5 million, much of this fueled by our commercial banking platform. The completion of our merger with LegacyTexas this year is an important step towards our goal of becoming this state's premier community bank.”
Financial Highlights

	At or For the Quarters Ended
	March	December	March
(unaudited)	2014	2013	2013
	(Dollars in thousands, except per share amounts)
Net interest income	$29,585	$30,069	$28,525
Provision for loan losses	376	616	883
Non-interest income	4,962	5,005	5,859
Non-interest expense	22,155	24,128	20,873
Income tax expense	4,334	3,086	4,570
Net income	$7,682	$7,244	$8,058

Basic earnings per common share	$0.20	$0.19	$0.21
Weighted average common shares outstanding - basic	37,775,677	37,686,866	37,529,793
Estimated Tier 1 risk-based capital ratio[1]	17.88%	18.17%	19.56%
Tangible common equity to tangible assets - Non-GAAP [2]	14.54%	14.70%	14.95%
1 Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve.
2 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.

Net Interest Income and Net Interest Margin

	For the Quarters Ended
	March	December	March
(unaudited)	2014	2013	2013
	(Dollars in thousands)
Interest income:
Loans held for investment, excluding Warehouse Purchase Program loans [1]	$26,326	$26,050	$23,136
Warehouse Purchase Program loans	4,062	5,138	7,242
Securities	3,259	3,273	3,010
Interest-earning deposit accounts	57	38	31
Total interest income	$33,704	$34,499	$33,419

Net interest income	$29,585	$30,069	$28,525
Net interest margin	3.73%	3.83%	3.64%
Selected average balances:
Total earning assets	$3,170,341	$3,139,253	$3,134,030
Total loans	$2,511,442	$2,482,274	$2,405,825
Total securities	$562,607	$592,769	$674,109
Total deposits	$2,287,496	$2,240,333	$2,160,363
Total borrowings	$464,723	$468,855	$590,238
Total non-interest-bearing demand deposits	$414,919	$404,087	$367,217
Total interest-bearing liabilities	$2,337,300	$2,305,101	$2,383,384
1 Warehouse Purchase Program loans are now reported as loans held for investment rather than as loans held for sale. Please see the Financial Condition section for further information. Prior periods have been reclassified to conform to the current presentation.

Net interest income for the quarter ended March 31, 2014, was $29.6 million, a $1.1 million increase from the first quarter of 2013 and a $484,000 decrease from the fourth quarter of 2013. The year-over-year increase was primarily due to a $775,000 decrease in interest expense and a $249,000 increase in interest income on securities. The decrease in net interest income for the current period compared to the fourth quarter of 2013 was primarily due to an $800,000 decrease in interest income earned on loans, partially offset by a $311,000 decrease in interest expense.

Interest income earned on securities increased by $249,000, or 8.3%, compared to the first quarter of 2013, primarily due to higher yields earned on collateralized mortgage obligations and mortgage-backed securities, as well as an increase in the average balance of municipal bonds. Growth of $475.5 million, or 42.3%, in the average balance of commercial loans more than offset a $291.3 million decline in average Warehouse Purchase Program loan balances for the comparable three month periods ended March 31, 2014, and 2013, resulting in a $10,000 increase in interest income earned on loans. The increase in interest income driven by higher commercial loan volume was also partially offset by lower yields, as the average yield on commercial real estate and commercial and industrial loans declined by 50 and 40 basis points, respectively, from the first quarter of 2013. The average yield on loans decreased by 21 basis points to 4.84% for the first quarter of 2014, compared to 5.05% for the first quarter of 2013.

The $800,000, or 2.6%, decrease in interest income earned on loans on a linked quarter basis was primarily due to lower average yields earned on all loan portfolios for the comparable periods, as well as a $95.4 million decline in the average balance of Warehouse Purchase Program loans. The decline in yields and Warehouse Purchase Program balances was partially offset by a $129.2 million increase in the average balance of commercial loans compared to the fourth quarter of 2013. A $532,000 recovery of interest on a non-performing loan recognized in the fourth quarter of 2013 also contributed to the decrease in interest income on a linked quarter basis.

Interest expense for the first quarter of 2014 decreased by $775,000, or 15.8%, from the first quarter of 2013 due to a $441,000, or 18.1%, decrease in interest paid on deposits and a $334,000, or 14.8%, decrease in interest paid on FHLB advances. The decline in interest paid on deposits was driven by lower average rates paid on time deposits and interest-bearing demand deposits, which declined by 47 basis points and three basis points, respectively, compared to the first quarter of 2013. The average balance of FHLB advances and other borrowings declined by $125.5 million, or 21.3%, from the comparable prior year period, primarily due to lower average Warehouse Purchase Program balances during the 2014 period, of which a portion was strategically funded with short-term FHLB advances. Average interest-bearing liabilities decreased by $46.1 million to $2.3 billion for the quarter ended March 31, 2014, compared to $2.4 billion for the same period in 2013, while the average cost of interest-bearing liabilities decreased by 12 basis points to 0.70% for the quarter ended March 31, 2014, compared to 0.82% for the same period in 2013. The decline in interest expense on a linked quarter basis was driven primarily by a 24 basis point decline in the average rate paid on time deposits.

The net interest margin for the first quarter of 2014 was 3.73%, a nine basis point increase from the first quarter of 2013 and a ten basis point decrease from the fourth quarter of 2013. Accretion of interest related to the 2012 Highlands acquisition contributed five basis points to the net interest margin for the quarter ended March 31, 2014, compared to ten basis points for the quarter ended December 31, 2013, and 11 basis points for the quarter ended March 31, 2013. The average yield on earning assets for the first quarter of 2014 was 4.25%, a two basis point decrease from the first quarter of 2013 and a 15 basis point decrease from the fourth quarter of 2013. The cost of deposits for the first quarter of 2014 was 0.35%, a ten basis point decrease from the first quarter of 2013 and a five basis point decrease from the fourth quarter of 2013.

Non-interest Income

Non-interest income for the quarter ended March 31, 2014, was $5.0 million, an $897,000, or 15.3%, decrease from the first quarter of 2013 and a $43,000, or 0.9%, decrease from the fourth quarter of 2013. The $897,000 decrease from the first quarter of 2013 was primarily attributable to an $841,000 decrease in other non-interest income and a $229,000 decrease in gain on the sale and disposition of assets for the comparable periods. These declines were partially offset by a $177,000 loss on the sale of available-for-sale securities recorded in the first quarter of 2013 with no comparable loss recorded in the 2014 period. The decrease in other non-interest income year over year was primarily due to a $784,000 increase in the value of an investment in a community development-oriented private equity fund used for Community Reinvestment Act purposes recognized in the first quarter of 2013, compared to an increase of $39,000 recognized in the first quarter of 2014. The decrease in gain on the sale and disposition of assets year over year was primarily due to a gain recorded on the payoff of a purchased credit impaired loan recorded during the 2013 period with no comparable gain recorded in the 2014 period.

The $43,000 decrease in non-interest income on a linked quarter basis was primarily due to a $119,000 decrease in the gain on sale and disposition of assets, partially offset by a $106,000 increase in other non-interest income. The decrease in gain on the sale and disposition of assets for the linked quarters was primarily due to a gain recorded on the payoff of a purchased credit impaired loan recorded during the 2013 period with no comparable gain recorded in the 2014 period. The increase in other non-interest income was primarily due to a $189,000 prepayment penalty received in the first quarter of 2014 on a held-to-maturity security, which was partially offset by a $214,000 increase in the value of an investment in a community development-oriented private equity fund used for Community Reinvestment Act purposes recognized in the fourth quarter of 2013, compared to an increase of $39,000 recognized in the first quarter of 2014.

Non-interest Expenses

Non-interest expense for the quarter ended March 31, 2014, was $22.2 million, a $1.3 million, or 6.1%, increase from the first quarter of 2013 and a $2.0 million, or 8.2%, decrease from the fourth quarter of 2013. The year-over-year increase in non-interest expense was primarily due to a $1.2 million increase in salaries and employee benefits expense and $169,000 in merger and acquisition costs related to the merger with LegacyTexas. The increase in salaries and employee benefits expense primarily reflected increased share-based compensation expense related to grants that were awarded in February 2013, higher ESOP expense resulting from an increase in the Company's stock price, and an increase in performance-based compensation resulting from improvements in performance metrics. Lower expenses related to advertising and outside professional services partially offset the increase in salary expense and merger costs.

The $2.0 million decrease in non-interest expense on a linked quarter basis was primarily due to a $494,000 decrease in merger and acquisition costs related to the merger with LegacyTexas, a $405,000 decrease in advertising expense, a $299,000 decrease in outside professional services expense, and a $225,000 decrease in occupancy and equipment expense.

Financial Condition

Prior to the December 31, 2013, reporting period, the Company reported Warehouse Purchase Program loans as held for sale as we believed that was the most meaningful presentation to our financial statement users given that the collection of the loan was based upon the sale of the loan. Effective December 31, 2013, the Company concluded that, under US GAAP, these loans should be accounted for as held for investment. This correction changed the accounting for Warehouse Purchase Program loans from a lower-of-cost-or-market accounting method to accounting for the loans under Accounting Standards Codification ("ASC") 310, with any credit losses incurred as of the balance sheet date recognized in the allowance for loan losses. As we had not reported any valuation decreases below cost in prior periods, and we have experienced no credit losses on these loans, this correction had no impact on net income, comprehensive income, earnings per share or income taxes. Additionally, total assets and shareholders' equity remained unchanged. However, this correction did impact the statement of cash flows by moving cash flows associated with the Warehouse Purchase Program from operating cash flows to investing cash flows.

Gross loans held for investment at March 31, 2014, excluding Warehouse Purchase Program loans, increased by $157.7 million, or 7.7%, from December 31, 2013, and by $461.8 million, or 26.5%, from March 31, 2013, with increased commercial lending driving the growth. Commercial real estate loan balances at March 31, 2014, increased by $26.9 million, or 2.5%, from December 31, 2013, and by $235.6 million, or 26.7%, from March 31, 2013. Commercial and industrial loans at March 31, 2014, increased by $104.2 million, or 23.7%, from December 31, 2013, and $241.1 million, or 79.7%, from March 31, 2013. Warehouse Purchase Program loans at March 31, 2014, decreased by $82.6 million, or 12.3%, from December 31, 2013, and by $166.6 million, or 22.0%, from March 31, 2013. Consumer loans at March 31, 2014, increased by $19.8 million, or 4.1%, from December 31, 2013, and decreased by $30.3 million, or 5.6%, from March 31, 2013.

Energy loans, which are reported as commercial and industrial loans, totaled $212.8 million at March 31, 2014, up $46.3 million from $166.5 million at December 31, 2013. In May 2013, the Company formed its Energy Finance group, which focuses on providing loans to private and public oil and gas companies throughout the United States. The group's offerings also include the Bank's full array of commercial services, including Treasury Management and letters of credit.

Total deposits at March 31, 2014, increased by $104.6 million, or 4.6%, from December 31, 2013, and by $156.2 million, or 7.1%, from March 31, 2013. Since December 31, 2013, non-interest-bearing demand deposits have grown by $23.5 million and totaled $434.5 million at March 31, 2014, or 18.3% of total deposits, which is a record high for the category and was driven by higher balances in commercial checking products. Additionally, compared to December 31, 2013, savings and money market deposits increased by $40.5 million, while time deposits increased by $35.7 million.

Total shareholders' equity increased by $5.6 million to $550.1 million at March 31, 2014, from $544.5 million at December 31, 2013. The Company's tangible common equity ratio was 14.54% at March 31, 2014, a decrease of 16 basis points from December 31, 2013, and a decrease of 41 basis points from March 31, 2013.

Credit Quality

	At or For the Quarters Ended
	March	December	March
(unaudited)	2014	2013	2013
	(Dollars in thousands)
Net charge-offs	$332	$127	$292
Net charge-offs/Average loans held for investment, excluding Warehouse Purchase Program loans [1]	0.06%	0.03%	0.07%
Net charge-offs/Average loans held for investment [1]	0.05	0.02	0.05
Provision for loan losses	$376	$616	$883
Non-performing loans ("NPLs")	22,829	22,124	27,721
NPLs/Total loans held for investment, excluding Warehouse Purchase Program loans [1]	1.03%	1.08%	1.59%
NPLs/Total loans held for investment [1]	0.82	0.81	1.11
Non-performing assets ("NPAs")	$23,216	$22,604	$29,226
NPAs to total assets	0.64%	0.64%	0.87%
NPAs/Loans held for investment and foreclosed assets, excluding Warehouse Purchase Program loans [1]	1.05	1.10	1.67
NPAs/Loans held for investment and foreclosed assets [1]	0.83	0.83	1.17
Allowance for loan losses	$19,402	$19,358	$18,642
Allowance for loan losses/Total loans held for investment, excluding Warehouse Purchase Program loans [1]	0.88%	0.94%	1.07%
Allowance for loan losses/Total loans held for investment [1]	0.69	0.71	0.74
Allowance for loan losses/Total Loans held for investment, excluding acquired loans & Warehouse Purchase Program loans [1,2]	0.92	1.00	1.19
Allowance for loan losses/NPLs	84.99	87.50	67.25
1 Warehouse Purchase Program loans are now reported as loans held for investment rather than as loans held for sale. Please see the Financial Condition section for further information. Prior periods have been reclassified to conform to the current presentation.
2 Excludes loans acquired in 2012 from Highlands, which were initially recorded at fair value.

The Company recorded a provision for loan losses of $376,000 for the quarter ended March 31, 2014, compared to $616,000 for the quarter ended December 31, 2013, and $883,000 for the quarter ended March 31, 2013. Non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans, was 1.03% at March 31, 2014, compared to 1.08% at December 31, 2013, and 1.59% at March 31, 2013. Non-performing loans totaled $22.8 million at March 31, 2014, a decrease of $4.9 million from March 31, 2013, and an increase of $705,000 from December 31, 2013. This linked quarter increase was primarily attributable to a commercial and industrial loan totaling $2.0 million and a commercial real estate loan totaling $558,000, both of which were placed on nonaccrual status during the first quarter of 2014. The $2.0 million commercial and industrial loan, which is not past due, was placed on nonaccrual solely due to its designation as a troubled debt restructuring. The $558,000 commercial real estate loan is currently past due, but as a result of our collateral position in the loan, no specific reserve has been allocated to this loan. The increase in non-performing loans during the first quarter of 2014 was partially offset by a $609,000 decrease in non-performing consumer real estate loans.

Net charge-offs totaled $332,000 for the first quarter of 2014, compared to $127,000 for the fourth quarter of 2013, and $292,000 for the first quarter of 2013. The $332,000 in net charge-offs for the first quarter of 2014 included $169,000 of charge-offs related to two Small Business Administration ("SBA") commercial and industrial loans. Specific reserve allocations were set aside in prior periods to provide for the portions of these loans not guaranteed by the SBA.

Subsequent Events

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2014, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2014, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an investor conference call to review these results on Wednesday, April 23, 2014, at 8 a.m. Central Time. Participants are asked to call (toll-free) 1-888-317-6016 at least five minutes prior to the call. International participants are asked to call 1-412-317-6016 and participants in Canada are asked to call (toll-free) 1-855-669-9657. The call and corresponding presentation slides will be webcast live on the home page of the Company's website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10042848. This replay, as well as the webcast, will be available until the Company's next quarterly webcast/conference call.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, N.A. ViewPoint Bank, N.A. operates 31 banking offices in the Dallas/Fort Worth metropolitan area, including two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.
When used in filings by ViewPoint Financial Group, Inc. (“ViewPoint”) with the Securities and Exchange Commission (the “SEC”) in ViewPoint’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected, including, among other things: the expected cost savings, synergies and other financial benefits from the ViewPoint-LegacyTexas merger (the “Merger”) might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters might be greater than expected; the requisite regulatory approvals and the approval of the shareholders of LegacyTexas might not be obtained or other conditions to completion of the merger set forth in the merger agreement might not be satisfied or waived; changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; ViewPoint’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in ViewPoint’s market area; the industry-wide decline in mortgage production; competition; changes in management’s business strategies and other factors set forth in ViewPoint’s filings with the SEC.
ViewPoint does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. ViewPoint has filed with the SEC a registration statement on Form S-4, which was declared effective by the SEC on April 9, 2014. The registration statement includes a proxy statement/prospectus, which was mailed in definitive form to the shareholders of LegacyTexas on April 15, 2014. INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT LEGACYTEXAS, VIEWPOINT AND THE MERGER. Investors may obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by ViewPoint are available free of charge by accessing ViewPoint’s website (www.viewpointfinancialgroup.com, under “SEC Filings”) or by contacting Casey Farrell at (972) 801-5871.
The directors, executive officers and certain other members of management and employees of ViewPoint may be deemed to be participants in the solicitation of proxies in favor of the Merger from the shareholders of LegacyTexas. Information about the directors and executive officers of ViewPoint is included in ViewPoint’s proxy statement for its 2014 annual meeting of shareholders, which was filed with the SEC on April 11, 2014. The directors, executive officers and certain other members of management and employees of LegacyTexas may also be deemed to be participants in the solicitation of proxies in favor of the

Merger from the shareholders of LegacyTexas. Information about the directors and executive officers of LegacyTexas is included in the proxy statement/prospectus for the Merger.

VIEWPOINT FINANCIAL GROUP, INC.
Consolidated Balance Sheets

	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
	(Dollars in thousands)
ASSETS	(unaudited)		(unaudited)	(unaudited)	(unaudited)
Cash and due from financial institutions	$33,627	$30,012	$33,803	$30,504	$25,724
Short-term interest-bearing deposits in other financial institutions	88,238	57,962	40,223	27,280	26,783
Total cash and cash equivalents	121,865	87,974	74,026	57,784	52,507
Securities available for sale, at fair value	236,062	248,012	264,657	287,834	315,438
Securities held to maturity	280,490	294,583	307,822	330,969	329,993
Total securities	516,552	542,595	572,479	618,803	645,431
Loans held for investment:
Loans held for investment - Warehouse Purchase Program [1]	590,904	673,470	640,028	904,228	757,472
Loans held for investment	2,207,580	2,049,902	1,933,669	1,835,187	1,745,737
Gross loans	2,798,484	2,723,372	2,573,697	2,739,415	2,503,209
Less: allowance for loan losses and deferred fees on loans held for investment	(21,291)	(20,625)	(19,513)	(19,162)	(18,282)
Net loans	2,777,193	2,702,747	2,554,184	2,720,253	2,484,927
FHLB and Federal Reserve Bank stock, at cost	33,632	34,883	29,632	41,475	31,607
Bank-owned life insurance	35,718	35,565	35,379	35,231	35,078
Premises and equipment, net	52,736	53,272	52,729	52,865	53,050
Goodwill	29,650	29,650	29,650	29,650	29,650
Other assets	36,242	38,546	35,528	38,423	41,386
Total assets	$3,603,588	$3,525,232	$3,383,607	$3,594,484	$3,373,636
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest-bearing demand	$434,463	$410,933	$401,136	$384,836	$392,759
Interest-bearing demand	479,432	474,515	451,248	464,262	481,966
Savings and money market	945,046	904,576	896,330	887,082	888,874
Time	510,305	474,615	499,228	453,000	449,491
Total deposits	2,369,246	2,264,639	2,247,942	2,189,180	2,213,090
FHLB advances	607,996	639,096	511,166	800,208	564,221
Repurchase agreement and other borrowings	25,000	25,000	25,000	25,000	25,000
Accrued expenses and other liabilities	51,247	52,037	59,410	46,662	40,358
Total liabilities	3,053,489	2,980,772	2,843,518	3,061,050	2,842,669

Shareholders’ equity
Common stock	399	399	400	399	399
Additional paid-in capital	379,578	377,657	375,563	373,378	373,492
Retained earnings	186,126	183,236	180,787	176,569	172,386
Accumulated other comprehensive income (loss), net	78	(383)	155	271	2,239
Unearned Employee Stock Ownership Plan (ESOP) shares	(16,082)	(16,449)	(16,816)	(17,183)	(17,549)
Total shareholders’ equity	550,099	544,460	540,089	533,434	530,967
Total liabilities and shareholders’ equity	$3,603,588	$3,525,232	$3,383,607	$3,594,484	$3,373,636
1 Warehouse Purchase Program loans are now reported as loans held for investment rather than as loans held for sale. Please see the Financial Condition section for further information. Prior periods have been reclassified to conform to the current presentation.

VIEWPOINT FINANCIAL GROUP, INC.
Consolidated Quarterly Statements of Income (unaudited)

	For the Quarters Ended					First Quarter 2014 Compared to:
	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Fourth Quarter 2013		First Quarter 2013
Interest and dividend income	(Dollars in thousands)
Loans, including fees	$30,388	$31,188	$30,805	$32,151	$30,378	$(800)	(2.6)%	$10	0.03%
Taxable securities	2,565	2,583	2,337	2,457	2,403	(18)	(0.7)	162	6.7
Nontaxable securities	564	562	568	529	474	2	0.4	90	19.0
Interest-bearing deposits in other financial institutions	57	38	32	25	31	19	50.0	26	83.9
FHLB and Federal Reserve Bank stock	130	128	133	134	133	2	1.6	(3)	(2.3)
	33,704	34,499	33,875	35,296	33,419	(795)	(2.3)	285	0.9
Interest expense
Deposits	1,991	2,252	2,411	2,450	2,432	(261)	(11.6)	(441)	(18.1)
FHLB advances	1,927	1,971	2,066	2,205	2,261	(44)	(2.2)	(334)	(14.8)
Repurchase agreement	201	206	206	203	201	(5)	(2.4)	—	—
Other borrowings	—	1	4	—	—	(1)	(100.0)	—	—
	4,119	4,430	4,687	4,858	4,894	(311)	(7.0)	(775)	(15.8)
Net interest income	29,585	30,069	29,188	30,438	28,525	(484)	(1.6)	1,060	3.7
Provision (benefit) for loan losses	376	616	(158)	1,858	883	(240)	(39.0)	(507)	(57.4)
Net interest income after provision (benefit) for loan losses	29,209	29,453	29,346	28,580	27,642	(244)	(0.8)	1,567	5.7
Non-interest income
Service charges and fees	4,298	4,259	4,460	4,768	4,291	39	0.9	7	0.2
Other charges and fees	210	246	300	179	212	(36)	(14.6)	(2)	(0.9)
Bank-owned life insurance income	153	186	148	153	162	(33)	(17.7)	(9)	(5.6)
Loss on sale of available for sale securities	—	—	—	—	(177)	—	—	177	(100.0)
Gain on sale and disposition of assets	1	120	41	444	230	(119)	(99.2)	(229)	(99.6)
Other	300	194	277	199	1,141	106	54.6	(841)	(73.7)
	4,962	5,005	5,226	5,743	5,859	(43)	(0.9)	(897)	(15.3)

Non-interest expense
Salaries and employee benefits	14,132	14,339	13,546	12,528	12,915	(207)	(1.4)	1,217	9.4
Merger and acquisition costs	169	663	—	—	—	(494)	(74.5)	169	N/M 1
Advertising	355	760	666	751	513	(405)	(53.3)	(158)	(30.8)
Occupancy and equipment	1,892	2,117	1,830	1,938	1,790	(225)	(10.6)	102	5.7
Outside professional services	525	824	682	570	684	(299)	(36.3)	(159)	(23.2)
Regulatory assessments	628	619	629	650	579	9	1.5	49	8.5
Data processing	1,662	1,747	1,733	1,729	1,518	(85)	(4.9)	144	9.5
Office operations	1,680	1,781	1,603	1,751	1,648	(101)	(5.7)	32	1.9
Other	1,112	1,278	1,484	1,786	1,226	(166)	(13.0)	(114)	(9.3)
	22,155	24,128	22,173	21,703	20,873	(1,973)	(8.2)	1,282	6.1
Income before income tax expense	12,016	10,330	12,399	12,620	12,628	1,686	16.3	(612)	(4.8)
Income tax expense	4,334	3,086	4,187	4,446	4,570	1,248	40.4	(236)	(5.2)
Net income	$7,682	$7,244	$8,212	$8,174	$8,058	$438	6.0%	$(376)	(4.7)%
1 N/M - not meaningful

VIEWPOINT FINANCIAL GROUP, INC.
Selected Financial Highlights (unaudited)

	At or For the Quarters Ended
	March	December	March
	2014	2013	2013
	(Dollars in thousands, except share and per share amounts)
SHARE DATA:
Weighted average common shares outstanding- basic	37,775,677	37,686,866	37,529,793
Weighted average common shares outstanding- diluted	38,019,519	37,911,775	37,681,402
Shares outstanding at end of period	39,946,560	39,938,816	39,948,031
Income available to common shareholders[1]	$7,592	$7,147	$7,994
Basic earnings per common share	0.20	0.19	0.21
Diluted earnings per common share	0.20	0.19	0.21
Dividends declared per share [2]	0.12	0.12	—
Total shareholders' equity	550,099	544,460	530,967
Common shareholders' equity per share (book value per share)	13.77	13.63	13.29
Tangible book value per share- Non-GAAP[3]	13.00	12.86	12.51
Market value per share for the quarter:
High	28.85	27.66	21.75
Low	23.73	20.19	19.94
Close	$28.85	$27.45	$20.11
KEY RATIOS:
Return on average common shareholders' equity	5.62%	5.34%	6.11%
Return on average assets	0.92	0.87	0.97
Efficiency ratio[4]	63.39	67.07	61.86
Estimated Tier 1 risk-based capital ratio[5]	17.88	18.17	19.56
Estimated total risk-based capital ratio[5]	18.55	18.85	20.29
Estimated Tier 1 leverage ratio[5]	15.66	15.67	15.16
Tangible equity to tangible assets- Non-GAAP[3]	14.54%	14.70%	14.95%
Number of employees- full-time equivalent	549	561	566
1 Net of distributed and undistributed earnings to participating securities
2 The quarter ended March 2013, does not include a dividend declaration as the Company accelerated the payment of its first quarter 2013 dividend, making two dividend payments of $0.10 each in the fourth quarter 2012.
3 See the section labeled "Supplemental Information- Non-GAAP Financial Measures" at the end of this document.
4 Calculated by dividing total non-interest expense by net interest income plus non-interest income, excluding gain (loss) on foreclosed assets, amortization of intangible assets, gains (losses) from securities transactions, merger and acquisition costs and other non-recurring items.
5 Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve.

VIEWPOINT FINANCIAL GROUP, INC.
Selected Loan Data (unaudited)

	Ending Balances at
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Loans:	(Dollars in thousands)
Commercial real estate	$1,118,059	$1,091,200	$1,035,383	$990,227	$882,492
Warehouse Purchase Program loans	590,904	673,470	640,028	904,228	757,472
Commercial and industrial loans:
Commercial	517,247	425,030	373,390	288,054	271,605
Warehouse lines of credit	26,333	14,400	17,356	24,977	30,861
Total commercial and industrial loans	543,580	439,430	390,746	313,031	302,466
Construction and land loans:
Commercial construction and land	34,465	27,619	13,045	14,491	15,042
Consumer construction and land	2,604	2,628	2,307	5,980	6,531
Total construction and land loans	37,069	30,247	15,352	20,471	21,573
Consumer:
Consumer real estate	463,857	441,226	442,073	459,076	484,068
Other consumer loans	45,015	47,799	50,115	52,382	55,138
Total consumer	508,872	489,025	492,188	511,458	539,206
Gross loans held for investment	$2,798,484	$2,723,372	$2,573,697	$2,739,415	$2,503,209
Non-performing assets:
Commercial real estate	$8,110	$7,604	$7,770	$8,625	$12,696
Commercial and industrial	5,990	5,141	5,788	6,849	6,807
Consumer real estate	8,203	8,812	8,237	7,913	7,840
Other consumer loans	526	567	512	412	378
Total non-performing loans	22,829	22,124	22,307	23,799	27,721
Foreclosed assets	387	480	428	557	1,505
Total non-performing assets	$23,216	$22,604	$22,735	$24,356	$29,226
Total non-performing assets to total assets	0.64%	0.64%	0.67%	0.68%	0.87%
Total non-performing loans to total loans held for investment, excluding Warehouse Purchase Program loans [1]	1.03%	1.08%	1.15%	1.30%	1.59%
Total non-performing loans to total loans held for investment [1]	0.82%	0.81%	0.87%	0.87%	1.11%
Allowance for loan losses to non-performing loans	84.99%	87.50%	84.59%	81.00%	67.25%
Allowance for loan losses to total loans held for investment, excluding Warehouse Purchase Program loans [1]	0.88%	0.94%	0.98%	1.05%	1.07%
Allowance for loan losses to total loans held for investment [1]	0.69%	0.71%	0.73%	0.70%	0.74%
Allowance for loan losses to total loans held for investment excluding acquired loans and Warehouse Purchase Program loans [1,2]	0.92%	1.00%	1.05%	1.15%	1.19%

Troubled debt restructured loans ("TDRs"):
Performing TDRs:
Commercial real estate	$—	$—	$—	$—	$3,372
Commercial and industrial	167	185	190	196	202
Construction and land	2	2	3	4	4
Consumer real estate	732	737	741	744	959
Other consumer loans	44	47	51	54	62
Total performing TDRs	$945	$971	$985	$998	$4,599
Non-performing TDRs:[3]
Commercial real estate	$7,401	$7,446	$7,559	$8,344	$11,786
Commercial and industrial	2,333	349	277	75	71
Consumer real estate	3,024	3,070	2,690	2,215	2,018
Other consumer loans	471	503	470	317	261
Total non-performing TDRs	$13,229	$11,368	$10,996	$10,951	$14,136
Allowance for loan losses:
Balance at beginning of period	19,358	18,869	19,277	18,642	18,051
Provision expense (benefit)	376	616	(158)	1,858	883
Charge-offs	(471)	(255)	(356)	(1,394)	(476)
Recoveries	139	128	106	171	184
Balance at end of period	$19,402	$19,358	$18,869	$19,277	$18,642
Net charge-offs (recoveries):
Commercial real estate	$—	$—	$34	$716	$56
Commercial and industrial	192	43	204	64	172
Construction and land	—	—	—	—	31
Consumer real estate	77	14	(18)	320	23
Other consumer loans	63	70	30	123	10
Total net charge-offs	$332	$127	$250	$1,223	$292

[1] Warehouse Purchase Program loans are now reported as loans held for investment rather than as loans held for sale. Please see the Financial Condition section for further information. Prior periods have been reclassified to conform to the current presentation.

[2] Excludes loans acquired from Highlands, which were initially recorded at fair value.
[3] Non-performing TDRs are included in the non-performing assets reported above.

VIEWPOINT FINANCIAL GROUP, INC.
Average Balances and Yields/Rates (unaudited)

	For the Quarters Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Loans:	(Dollars in thousands)
Commercial real estate	$1,130,304	$1,077,112	$1,007,449	$961,631	$839,155
Warehouse Purchase Program loans	446,935	542,367	685,852	755,577	738,234
Commercial and industrial loans:
Commercial	449,867	376,557	316,506	288,481	257,510
Warehouse lines of credit	17,988	15,316	21,077	27,670	26,037
Consumer real estate	440,662	441,722	453,939	476,226	504,965
Other consumer loans	46,453	49,202	51,414	53,759	57,164
Less: deferred fees and allowance for loan loss	(20,767)	(20,002)	(18,982)	(18,649)	(17,240)
Loans receivable	2,511,442	2,482,274	2,517,255	2,544,695	2,405,825
Securities	562,607	592,769	640,041	680,931	674,109
Overnight deposits	96,292	64,210	54,860	45,810	54,096
Total interest-earning assets	$3,170,341	$3,139,253	$3,212,156	$3,271,436	$3,134,030
Deposits:
Interest-bearing demand	$460,745	$455,983	$448,241	$459,433	$465,385
Savings and money market	918,636	902,019	892,355	883,507	877,690
Time	493,196	478,244	458,431	451,110	450,071
FHLB advances and other borrowings	464,723	468,855	587,651	679,693	590,238
Total interest-bearing liabilities	$2,337,300	$2,305,101	$2,386,678	$2,473,743	$2,383,384

Total assets	$3,354,668	$3,318,500	$3,390,837	$3,453,699	$3,322,899
Non-interest-bearing demand deposits	$414,919	$404,087	$405,344	$393,815	$367,217
Total deposits	$2,287,496	$2,240,333	$2,204,371	$2,187,865	$2,160,363
Total shareholders' equity	$547,201	$542,360	$537,901	$532,897	$527,958

Yields/Rates:
Loans:
Commercial real estate	5.38%	5.56%	5.50%	5.85%	5.88%
Warehouse Purchase Program loans	3.64%	3.79%	3.86%	3.87%	3.92%
Commercial and industrial loans:
Commercial	4.24%	4.92%	4.45%	4.97%	4.72%
Warehouse lines of credit	3.60%	3.51%	3.56%	3.57%	3.63%
Consumer real estate	4.98%	5.05%	5.15%	5.16%	5.30%
Other consumer loans	5.95%	6.07%	6.19%	5.94%	5.84%
Loans receivable	4.84%	5.03%	4.90%	5.05%	5.05%
Securities	2.32%	2.21%	1.90%	1.83%	1.79%
Overnight deposits	0.24%	0.24%	0.23%	0.22%	0.23%
Total interest-earning assets	4.25%	4.40%	4.22%	4.32%	4.27%
Deposits:
Interest-bearing demand	0.37%	0.38%	0.39%	0.41%	0.40%
Savings and money market	0.28%	0.28%	0.28%	0.27%	0.27%
Time	0.75%	0.99%	1.18%	1.23%	1.22%

FHLB advances and other borrowings	1.83%	1.86%	1.55%	1.42%	1.67%
Total interest-bearing liabilities	0.70%	0.77%	0.79%	0.79%	0.82%
Net interest spread	3.55%	3.63%	3.43%	3.53%	3.45%
Net interest margin	3.73%	3.83%	3.63%	3.72%	3.64%
Cost of deposits (including non-interest-bearing demand)	0.35%	0.40%	0.44%	0.45%	0.45%

VIEWPOINT FINANCIAL GROUP, INC.
Supplemental Information- Non-GAAP Financial Measures (unaudited)

	At or For the Quarters Ended
	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013
Reconciliation of Core (non-GAAP) to GAAP Net Income and Earnings per Share:	(Dollars in thousands, except per share amounts)
GAAP net income available to common shareholders [1]	$7,592	$7,147	$8,096	$8,058	$7,994
Distributed and undistributed earnings to participating securities [1]	90	97	116	116	64
Merger and acquisition costs	110	431	—	—	—
One-time payroll and severance costs	—	137	39	260	—
One-time (gain) loss on assets	7	(36)	(27)	—	(511)
(Gain) loss on sale of available for sale securities	—	—	—	—	115
Core (non-GAAP) net income	$7,799	$7,776	$8,224	$8,434	$7,662
Average shares for basic earnings per share	37,775,677	37,686,866	37,594,701	37,545,050	37,529,793
GAAP basic earnings per share	$0.20	$0.19	$0.22	$0.21	$0.21
Core (non-GAAP) basic earnings per share	$0.21	$0.21	$0.22	$0.22	$0.20
Average shares for diluted earnings per share	38,019,519	37,911,775	37,774,400	37,692,513	37,681,402
GAAP diluted earnings per share	$0.20	$0.19	$0.21	$0.21	$0.21
Core (non-GAAP) diluted earnings per share	$0.21	$0.21	$0.22	$0.22	$0.20

Calculation of Tangible Book Value per Share:
Total shareholders' equity	$550,099	$544,460	$540,089	$533,434	$530,967
Less: Goodwill	(29,650)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,127)	(1,239)	(1,365)	(1,446)	(1,541)
Total tangible shareholders' equity	$519,322	$513,571	$509,074	$502,338	$499,776

Shares outstanding at end of period	39,946,560	39,938,816	39,951,884	39,926,716	39,948,031

Book value per share- GAAP	$13.77	$13.63	$13.52	$13.36	$13.29
Tangible book value per share- Non-GAAP	$13.00	$12.86	$12.74	$12.58	$12.51

Calculation of Tangible Equity to Tangible Assets:
Total assets	$3,603,588	$3,525,232	$3,383,607	3,594,484	3,373,636
Less: Goodwill	(29,650)	(29,650)	(29,650)	(29,650)	(29,650)
Identifiable intangible assets, net	(1,127)	(1,239)	(1,365)	(1,446)	(1,541)
Total tangible assets	$3,572,811	$3,494,343	$3,352,592	$3,563,388	$3,342,445

Equity to assets- GAAP	15.27%	15.44%	15.96%	14.84%	15.74%
Tangible common equity to tangible assets- Non-GAAP	14.54%	14.70%	15.18%	14.10%	14.95%
1 Unvested share-based awards that contain nonforfeitable rights to dividends (whether paid or unpaid) are participating securities and are included in the computation of GAAP earnings per share pursuant to the two-class method described in ASC 260-10-45-60B.